Exhibit (99)A

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Financial Community, (612) 761-6627
Stacey Wempen, Financial Media, (612) 761-6785
Target Media Hotline, (612) 696-3400

DOUGLAS M. BAKER, JR. AND HENRIQUE DE CASTRO ELECTED TO TARGET CORPORATION’S BOARD OF DIRECTORS

MINNEAPOLIS, March 13, 2013 -- Target Corporation (NYSE:TGT) announced today that Douglas M. Baker, Jr., Chairman and CEO of Ecolab, Inc. (NYSE:ECL), and Henrique De Castro, Chief Operating Officer of Yahoo! Inc. (NASDAQ:YHOO) have been elected to its Board of Directors, effective immediately.

Baker, 54, is a 24-year veteran at Ecolab, headquartered in St. Paul, Minn. Prior to being named President and Chief Executive Officer in July 2004, Mr. Baker held key roles in marketing, sales and general management in both the U.S. and Europe. He became Chairman of the Board in May 2006.

Mr. De Castro, 47, joined Yahoo! as Chief Operating Officer in November 2012. For the prior seven years, he held various senior leadership positions at Google Inc., including global roles in media, mobile and platforms, partner business, strategy and sales. He also previously led teams at Dell and McKinsey & Company in Europe.

“We’re very pleased to welcome Doug and Henrique to our Board,” said Gregg Steinhafel, Chairman, President and Chief Executive Officer of Target Corporation. “As Target continues to explore and seize profitable new opportunities in a rapidly-changing environment, we expect to benefit greatly from their organizational, operational and strategic insight, their significant global experience and perspective, and their unique leadership and digital expertise.”

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About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,787 stores – 1,784 in the United States and three in Canada -- and at Target.com. Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/corporateresponsibility.

For more information, visit Target.com/Pressroom.

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